As filed with the Securities and Exchange Commission on August 10, 1999
                                                    Registration No. 333-_______


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                         ____________________________

                                   FORM S-8
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                          --------------------------

                                UROLOGIX, INC.
            (Exact name of registrant as specified in its charter)

                  Minnesota                             41-1697237
        -------------------------------            -------------------
        (State or other jurisdiction of             (I.R.S. Employer
         incorporation or organization)            Identification No.)

                            14405 21st Avenue North
                            Minneapolis, MN  55447
             ----------------------------------------------------
             (Address of Principal Executive Offices and zip code)

                          ---------------------------

                      AMENDED AND RESTATED UROLOGIX, INC.
                            1991 STOCK OPTION PLAN

                          RESTRICTED STOCK AGREEMENT

                            STOCK OPTION AGREEMENT
                           (Full title of the Plans)

                          ---------------------------

                               Christopher Geyen
                  Vice President, Finance and Administration
                                Urologix, Inc.
                            14405 21st Avenue North
                            Minneapolis, MN  55447
                                (612) 475-1400
 (Name, address, including zip code and telephone number of agent for service)

                                   Copy to:

                           Thomas G. Lovett IV, Esq.
                           Dawn M. Szymborski, Esq.
                          Lindquist & Vennum P.L.L.P.
                                4200 IDS Center
                            80 South Eighth Street
                            Minneapolis, MN  55402
                                (612) 371-3211

                          ---------------------------

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------
                                     Proposed           Proposed
                                     Maximum             Maximum                          Amount of
 Title of Securities              Amount to be       Offering Price       Aggregate      Registration
  to be Registered                 Registered           Per Share      Offering Price         Fee
-----------------------------------------------------------------------------------------------------
Common Stock to be            500,000 shares (1)      $2.6875 (2)        $1,343,750         $373.66
 issued pursuant to
 Amended and Restated
 Urologix, Inc. 1991
 Stock Option Plan
-----------------------------------------------------------------------------------------------------
Common Stock issued           25,000 shares           $2.6875 (2)        $   67,186         $ 18.68
 pursuant to Restricted
 Stock Agreement of
 Michael M. Selzer, Jr.
-----------------------------------------------------------------------------------------------------
Options to purchase          400,000 shares           $3.875             $1,550,000         $430.90
 Common Stock issued
 pursuant to Stock
 Option Agreement of
 Michael M. Selzer, Jr.
-----------------------------------------------------------------------------------------------------

(1) 1,550,910 shares under the 1991 Stock Option Plan were previously registered on Form S-8 (File No. 333-11981) on September 13, 1996. 400,000 additional shares were registered under the 1991 Stock Option Plan on Form S-8 (File No. 333-41385) on December 3, 1997.

(2) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and (h) and based upon the last reported sale price for our Common Stock on the Nasdaq Stock Market's National Market on August 4, 1999.
--------------------------------------------------------------------------------

                                    PART I

             INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The documents containing the information specified in the instructions to
Part I of the Registration Statement on Form S-8 will be sent or given to participants of the Plan as required by Rule 428(b)(1) of the Securities Act of 1933, as amended. As permitted by the instructions to Part I of the Registration Statement on Form S-8, these documents are not filed with this Registration Statement.

                               EXPLANATORY NOTES

     Included on the immediately following pages is a "reoffer prospectus." The selling shareholder can use this document in connection with the reoffer and resale of restricted securities.

PROSPECTUS                                                       25,000 SHARES

                                UROLOGIX, INC.

                                 COMMON STOCK
                                 -------------

     This prospectus relates to reoffers and resales by Michael M. Selzer, Jr., the selling shareholder, of up to 25,000 shares of our common stock that have been issued as restricted common stock. The number of shares offered may be adjusted as a result of a stock split, stock dividend or similar transactions. All net proceeds from the shares of common stock offered by this prospectus will go to the selling shareholder. We will not receive any proceeds from the sale of the shares.

     The selling shareholder may offer his shares of common stock through public or private transactions, in the over-the-counter markets, on any exchanges on which our common stock is traded at the time of sale, at prevailing market prices or at privately negotiated prices. The selling shareholder may engage brokers or dealers who may receive commissions or discounts from the selling shareholder. We will pay substantially all of the expenses related to the registration of these shares, except for the selling commissions.

     Our common stock is listed on the Nasdaq Stock Market's National Market under the ticker symbol "ULGX." The closing price of our common stock on August 4, 1999, was $2.6875 per share.

                           ------------------------

     See "risk factors" at page 5 of this prospectus for a discussion of material factors which you should consider before investing in the common stock offered by this prospectus.

     Neither the securities and exchange commission nor any state securities commission has approved or disapproved of these securities or has determined if this prospectus is adequate or accurate. Any representation to the contrary is a criminal offense.

                           ------------------------

                The date of this prospectus is August 10, 1999.

     You should rely only on the information contained in this document or that which we have referred you to. We have not authorized anyone to provide you with information that is different. We are not offering to sell the common stock offered in this document to any person unauthorized to or prohibited from purchasing the common stock. No information contained in this document is correct as of any time after the date of this prospectus.

                               TABLE OF CONTENTS
                               -----------------

AVAILABLE INFORMATION...............................................   2

INCORPORATION OF DOCUMENTS BY REFERENCE.............................   3

INFORMATION ABOUT UROLOGIX, INC.....................................   4

RISK FACTORS........................................................   5

USE OF PROCEEDS.....................................................  13

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES......................  13

SELLING SHAREHOLDER.................................................  13

PLAN OF DISTRIBUTION................................................  14

OFFER AND SALE OF SHARES............................................  14

BROKERS AND DEALERS.................................................  15

LEGAL MATTERS.......................................................  16

                             AVAILABLE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-732-0330 for further information on the operation of this public reference room. You also can request copies of these documents, upon payment of a duplicating fee, by writing to the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or obtain copies of these documents from the Securities and Exchange Commission's web site at http://www.sec.gov.

     We have filed a registration statement (of which this prospectus is a part) under the Securities Act of 1933, as amended, with the Securities and Exchange Commission, with respect to the securities being offered. This prospectus does not contain all of the information set forth in the registration statement. We have omitted information as permitted by the rules and regulations of the Securities and Exchange Commission. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance we refer you to the copy of this contract or other document filed as an exhibit to the registration statement. Each statement made in this prospectus is qualified in all respects by the contents of the exhibits and schedules to the registration statement. For further information regarding our company and the securities being offered, please read the registration statement and the exhibits and schedules which may be obtained from the Securities and Exchange Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Securities and Exchange Commission.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference below is considered to be part of this prospectus and information that we file with the Securities and Exchange Commission after the filing of the registration statement will automatically update and supersede the information set forth below. We incorporate by reference the documents listed below and any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended:

     (a)  Our Annual Report on Form 10-K for the fiscal year ended June 30,
          1998.

     (b) Amendment No. 1 to our Annual Report on Form 10K/A dated October 28, 1998.

     (c) Our Quarterly Reports on Form 10-Q for the three months ended September 30, 1998, the three months ended December 31, 1998 and the three months ended March 31, 1999.

     (d) Our Definitive Proxy Statement dated December 10, 1998 for the Annual Meeting of Shareholders held on January 14, 1999.

     (e) The description of our common stock contained in our registration statement on Form S-3, dated November 10, 1997 (Registration No. 333-38053), including any amendment or report filed for the purpose of updating the description.

     You may request a copy of these filings (including exhibits to these filings that we have specifically incorporated by reference in these filings), at no cost, by writing or telephoning our executive offices at the following address:

                         Urologix, Inc.
                         Attention: Vice President,
                         Finance and Administration
                         14405 21st Avenue North
                         Minneapolis, MN 55447
                         (612) 475-1400

                       INFORMATION ABOUT UROLOGIX, INC.

     We, Urologix, Inc., develop, manufacture and market minimally invasive medical devices for the treatment of urological diseases. Our initial product, the Targis System, is designed to treat benign prostatic hyperplasia, commonly known as "enlarged prostate." Enlarged prostate dramatically affects the quality of life of millions of men often by causing adverse changes in urinary voiding patterns. The Targis System has been approved for marketing in the United States, the 15 European Union countries, Japan and Canada. We are currently selling the Targis System outside the United States through distributors and in the United States through our direct sales force.

     The Targis procedure is a non-surgical, catheter-based therapy that uses a proprietary microwave technology that preferentially heats diseased areas of the prostate to a temperature sufficient to cause cell death, while simultaneously cooling and protecting the pain-sensitive urethral tissue. Because the urethra is protected from heat and is not punctured or penetrated, the Targis procedure can be performed without general or regional anesthesia or intravenous sedation. Accordingly, the procedure can be performed in a low-cost setting like a physician's office or an outpatient clinic. We believe that the Targis System provides an effective, safe and cost-efficient procedure for the treatment of enlarged prostate without the complications and side effects inherent in most current treatments. As a result, the Targis System is well positioned to address the needs of physicians, patients and payors.

     Our clinical studies demonstrated that most patients who received the Targis therapy experienced a significant improvement in the symptoms of enlarged prostate and urine flow rates, minimal complications and post-treatment discomfort, and were able to return to normal activities within a few days. As of September 15, 1998, more than 800 patients affected with enlarged prostate have been treated with the Targis System in controlled clinical studies, including 98 patients with three-year follow-up data and 23 patients with four-year follow-up data. We submitted results of our clinical studies to the United States Food and Drug Administration (the "FDA") in our premarket approval application in February 1997 and received FDA approval to market the Targis System in August 1997.

     We, are a Minnesota corporation with our principal executive offices at 14405 21st Avenue North Minneapolis, Minnesota 55447. Our telephone number is
(612) 475-1400.

     The shares offered by this Prospectus have been issued as restricted stock to the selling shareholder.

                                 RISK FACTORS

     This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed. In addition to the other information in this prospectus, the following factors should be considered carefully in evaluating an investment in the shares of common stock offered by this prospectus. New factors emerge from time to time, and it is not possible for us to predict all factors. Further, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any statements contained in this prospectus. We are not obligated to revise or update these forward-looking statements to reflect new events or circumstances.

Uncertainty of Market Acceptance

     The Targis procedure represents a new therapy for enlarged prostate, and there can be no assurance that the Targis System will gain any significant degree of market acceptance among physicians, health care payors or patients. Physicians may elect not to perform the procedure unless adequate reimbursement from health care payors is available. Health care payor acceptance of the Targis procedure will require, among other things, evidence of the cost effectiveness of the Targis procedure as compared to other enlarged prostate therapies. Patient acceptance of the procedure will depend in part on physician recommendations, as well as other factors, including the degree of invasiveness, the rate and severity of complications and other side effects associated with the procedure, as compared to other therapies. There can be no assurance as to whether and, if so, how frequently patients receiving the Targis procedure will require retreatment and whether any retreatment would be effective or would have a negative impact on patient, physician and payor acceptance of the Targis procedure. Failure of the Targis System to achieve significant market acceptance among physicians, health care payors and patients would have a material adverse effect on our business, financial condition and results of operations.

Uncertainty Relating to Third-Party Reimbursement

     Our success will be largely dependent upon the extent to which third party reimbursement is obtained for the costs of the Targis System and the performance of the Targis procedure by physicians. In the United States, third party reimbursement for the Targis procedure depends on decisions made by the Health Care Financing Administration for Medicare reimbursement as well as by individual health maintenance organizations, private insurers and other payors. Medicare reimbursement is particularly critical for widespread market acceptance of the Targis System in the United States because of the age of patients using it. Recently, the Health Care Financing Administration has proposed changes which, if implemented, may affect Medicare coverage of the procedures performed using the Targis System.

     Reimbursement systems in international markets vary significantly by country. Many international markets have governmentally managed health care systems that govern reimbursement for new devices and procedures. In most markets, there are private insurance systems as well as governmentally managed systems. Failure to obtain sufficient third-party reimbursement or adverse changes in governmental and private third-party payors' policies toward reimbursement for enlarged prostate procedures could have a material adverse effect on our business, financial condition and results of operations.

Dependence on Patents and Proprietary Rights

     Our success depends in part on our ability to protect the Targis System and technology under United States and international patent laws and other intellectual property laws and to operate without infringing upon the proprietary rights of third parties. We aggressively pursue protection of our intellectual property and have been issued a number of United States patents.
We also have patent applications pending in the United States and in a number of foreign jurisdictions and intend to file additional patent applications in the future.

     The United States patents issued to us claim methods and devices which we believe are critical to providing a safe and efficacious treatment for enlarged prostate. Several of the claims under these patents relate to devices and methods for preferentially limiting the amount of microwave energy directed toward the rectum. Because cell death is a function of time and temperature and because the rectum is in close proximity to the prostate, we believe preferential heating is critical to treating enlarged prostate while not endangering the rectum.

     We also have several issued patents and pending applications relating to our gamma-matched, helical-dipole microwave antenna. For a microwave antenna to radiate energy efficiently, it must be impedance matched to its environment. Further, the antenna design controls the evenness of the heating and the area to be heated. We have been issued patents covering various designs and methods of our helical microwave antenna with impedance matching.

     There can be no assurance that these patents, or any patents that may be issued as a result of existing or future applications, will offer any degree of protection from competitors or that any of our patents or applications will not be challenged, invalidated or circumvented in the future. In addition, there can be no assurance that competitors, many of which have substantial resources and have made substantial investments in competing technologies, will not seek to apply for and obtain patents that will prevent, limit or interfere with our ability to manufacture or market the Targis System in the United States or in international markets. Further, there can be no assurance the Targis System does not infringe upon the patent rights or other intellectual property rights of other companies, that we will not be required to seek licenses from other companies or that other companies will not pursue claims of infringement against us.

     Other companies have developed or are in the process of developing medical methods and devices to transurethrally treat enlarged prostate with microwave energy. Several companies have applied for, and in some cases received, patents related to these medical methods and devices. One company, BSD Medical Corporation ("BSD"), initiated a patent infringement lawsuit against us in 1992. We chose to settle that lawsuit in March 1994 by entering into a settlement agreement with BSD under which BSD granted us a license for the patent at issue, as well as several other patents. In May 1998 we entered into a settlement agreement with BSD and Thermatrix, Inc. which resolved a dispute about the original settlement agreement. Under the terms of the settlement agreement entered into in 1998, we paid a total of $5.0 million and now hold a fully-paid, non-cancellable, non-exclusive, worldwide license from BSD and Thermatrix, Inc. with respect to patents relating to the microwave treatment of enlarged prostate and other urological diseases.

     In August 1996, we entered into a non-exclusive, worldwide patent license agreement with EDAP TMS S.A., a French corporation, and its subsidiary, EDAP Technomed, Inc. (collectively referred to as "EDAP") for various EDAP patents relating to the microwave treatment of enlarged prostate.

     We also rely on trade secrets and proprietary know-how, which we seek to protect, in part, through proprietary information agreements with employees, consultants and other parties. Our proprietary information agreements with our employees and most of our consultants contain industry standard provisions requiring these individuals to assign to us, without additional consideration, any inventions conceived or reduced to practice while retained by us, subject to customary exceptions. Our officers and other key employees also agree not to compete with us for a period following termination. There can be no assurance that proprietary information or non-compete agreements with employees, consultants and others will not be breached, that we would have adequate remedies for any breach, or that third parties will not gain access to our technology.

Reliance on Single Product

     The Targis System is our sole product. Our future success is entirely reliant upon our ability to market the Targis System commercially in the United States and elsewhere. If we are unable to commercialize the Targis System successfully, our business, financial condition and results of operations would be materially adversely affected.

Limited Manufacturing Experience

     We have only limited experience in manufacturing the Targis System in large quantities. Our facilities and the facilities of some of our contract manufacturers will need to comply with applicable regulations including the FDA's quality system regulation which includes the FDA's current good manufacturing practice requirements, and with ISO 9001 certification requirements and other regulations. Any failure to comply with applicable requirements and regulations by us or our contract manufacturers could interrupt or delay manufacturing of the Targis System, which could have a material adverse effect on our business, financial condition and results of operations.

Dependence on Third Party Distributors

     Boston Scientific has exclusive distribution rights for the Targis System in all countries outside the United States, except Japan, and Nihon Kohden has exclusive distribution rights in Japan. If either Boston Scientific or Nihon Kohden breached or terminated their agreement with us or encountered financial difficulties, it could have a material adverse effect on our business, financial condition and results of operations. Further, the failure of either of these companies to effectively market the Targis System could have an adverse effect on our ability to achieve penetration of these markets and establish long-term acceptance of the Targis System.

Contract Manufacturing; Dependence Upon Key Suppliers

     The control unit for the Targis System is assembled by a contract manufacturer pursuant to a supply agreement. If for any reason the contract manufacturer is unable or unwilling to manufacture the control unit for us in the future, we could incur significant delays in obtaining a substitute contract manufacturer. In addition, we purchase additional components used in the Targis System from various suppliers and rely on single sources for several components. One component is obtained from a source that has a patent for the technology. Delays could be caused if supply of this component or other components were interrupted. These delays could be extended in some situations where a substitute contract manufacturer or a component substitution would require approval by the FDA of a premarket approval application supplement.

     We expect to be dependent upon these manufacturers and subcontractors for the foreseeable future. Failure to obtain components from these sources or delays associated with any future component shortages could have a material adverse effect on our business, financial condition and results of operations.

Intense Competition and Frequent Technological Advances

     Competition in the market for treatment of enlarged prostate is intense and is expected to increase. We believe our principal competition will come from existing surgical therapies and non-surgical alternatives, including drug therapy and watchful waiting. We face and expect increasing competition from numerous other companies developing drugs and laser, radio frequency, microwave and other procedures for the treatment of enlarged prostate. Many of our competitors have significantly greater financial, technical, research, marketing, sales, distribution and other resources than us. In addition, our competitors may succeed in developing or marketing technologies and products that are more effective or commercially attractive than the Targis System. In addition, some of our competitors introduced commercially marketable competitive products prior to us. There can be no assurance that we will be able to compete successfully against any competitors.

Need to Comply with Government Regulation

     Government regulation in the United States and other countries is a significant factor in the development and marketing of the Targis System and in our ongoing manufacturing and research and development activities. We are regulated in the United States by the FDA with respect to preclinical and clinical testing, manufacturing, labeling, distribution, sales, marketing, advertising and promotion of the Targis System. In order to market and sell the Targis System, we were required to obtain marketing approval from the FDA. In August 1997, we received approval of our premarket approval application from the FDA. In July of 1998, the FDA approved expanded claims for the product allowing treatment for obstruction of the urethra caused by enlarged prostate. The FDA made the Targis System a restricted device which means that its labeling specifies requirements for the training of physicians who may use the device and that the FDA has greater control over advertising for the Targis System. The FDA also imposed a post-approval study requirement. Our failure to comply with these and other post-approval requirements could cause the FDA to withdraw its approval of the premarket approval application for the Targis System. We intend to comply with all post-approval requirements. The FDA's regulations require agency approval of a premarket approval application supplement which affects the safety and effectiveness of the device prior to marketing the device. These changes include, but are not limited to:

     .   New indications for use;
     . The use of a different facility or establishment to manufacture, process or package the device;
     .   Changes in manufacturing methods or quality control systems;
     .   Changes in vendors used to supply components of the device;
     .   Changes in performance or design specifications;
     .   Some labeling changes.

When clinical data are required to obtain FDA approval of a premarket approval application supplement, as in the event of a change in the indication for use of the Targis System, we will be required to obtain an investigational device exemption to gather the data. Approval of an investigational device exemption could not be assured on a timely basis, or at all. There can be no assurance that the required approvals of premarket approval application supplements for any changes to the Targis System will be granted on a timely basis or at all, and delays in receipt of, or failure to receive approvals, or the loss of the approval of the premarket approval application for the Targis System, would have a material adverse effect on our business, financial condition and results of operations. The FDA also imposes post-marketing controls on us and our products, including medical device reporting and other requirements. Failure to meet these extensive FDA requirements or the receipt of adverse FDA determinations regarding our preclinical studies or clinical trials could subject us and/or our employees to injunction, fines, recall or seizure of products, total or partial suspension of production, distribution, sales and marketing, suspension or withdrawal of existing product approvals or clearances, refusals to approve or clear new applications or notices and criminal prosecution.

     Sales of medical devices outside the United States are subject to United States export requirements and foreign regulatory requirements. Legal restrictions on the sale of imported medical devices vary from country to country. The time and requirements to obtain approval by a foreign country may differ substantially from those required for FDA approval. There can be no assurance that we will be able to obtain regulatory approvals or clearances for our products in foreign countries.

Product Liability Risk; Limited Insurance Coverage

     The manufacture and sale of medical products entail significant risk of product liability claims. We maintain product liability insurance coverage of $1.0 million per occurrence and an annual aggregate maximum of $2.0 million. We also carry a $15.0 million umbrella insurance policy. There can be no assurance that our existing insurance coverage limits are adequate to protect us from any liabilities we might incur in connection with the clinical trials or future sales of the Targis System. In addition, we may require increased product liability coverage in the future. This insurance is expensive and in the future may not be available on acceptable terms, if at all. A product liability claim or series of claims brought against us with respect to uninsured liabilities or in excess of our insurance coverage could have a material adverse effect on our business, financial condition and results of operations. In addition, failure to comply with the FDA's good manufacturing practice regulations could have a material adverse effect on our ability to defend against product liability lawsuits.

Need For Additional Future Capital

     Our capital requirements have been and will continue to be significant. To date, we have been dependent primarily on the net proceeds of sales of our equity securities. We do not currently have committed sources of, or other arrangements with respect to, additional financing. There can be no assurance that our existing capital resources will be sufficient to fund our future operations. Our capital requirements will depend on numerous factors, including the expense of the commercialization of the Targis System, the cost involved in protecting our proprietary rights of, the cost involved in maintaining regulatory approval for the Targis System, the time and cost involved in expanding manufacturing capacity, the cost of establishing marketing, distribution, training and technical support networks and the effectiveness of these and other commercialization activities. Financing production of the Targis System in quantities necessary for commercialization will require significant working capital. This need for working capital is likely to increase to the extent that demand for the Targis System increases. In addition, should we choose to lease Targis System control units to customers, substantial capital could be required to finance the lease arrangements. Although we may finance part or all of the capital requirements associated with these leasing arrangements through equipment financing with a commercial lender, we have not yet obtained a commitment for equipment financing. If we require additional funding, there is no assurance that funding will be available on acceptable terms, if at all.

Dependence Upon Key Employees

     We are dependent upon a number of key management and technical personnel. Our ability to manage the transition from the development stage to a commercial entity will depend in large part on the efforts of these individuals. Our success will also depend on our ability to attract and retain additional highly qualified management, marketing and sales, and technical personnel. We face intense competition for qualified personnel, and there can be no assurance that we will be able to attract and retain qualified personnel. The loss of the services of one or more members of management or the inability to hire additional personnel as needed could have a material adverse effect on our business, financial condition and results of operations.

Possible Issuances of Undesignated Shares; Anti-Takeover Provisions

     Our Board of Directors is authorized to issue up to 5,000,000 undesignated shares of capital stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by our shareholders. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any undesignated shares that may be issued in the future. The issuance of undesignated shares could have the effect of delaying, deferring or preventing a change in control, which could deprive our shareholders of opportunities to sell their shares of common stock at a premium. Our Board of Directors is divided into three classes serving staggered three-year terms. The staggered terms of directors may limit the shareholders' ability to effect a change in control even if a change in control were in the shareholders' interest. Additionally, we have in place a shareholder rights plan, which could have the effect of discouraging tender offers or other transactions which could result in shareholders receiving a premium over the market price of common stock. We are also subject to provisions of the Minnesota Business Combination Act and the Minnesota Control Share Acquisition Act that can make business combinations more difficult.

Possible Volatility of Stock Price

     There have been significant fluctuations in the market price for our common stock. Announcements of variations in revenues or earnings or achievements of regulatory milestones by us or our competitors could cause the market price of the common stock to fluctuate substantially. In addition, the stock market has experienced price and volume fluctuations that have particularly affected companies in the health care market, resulting in changes in the market price of the stock of many companies which may not have been directly related to the operating performance of those companies. Broad market fluctuations may adversely affect the market price of the common stock.

Year 2000 Issue Risks

     We are evaluating the potential impact of what is commonly referred to as the Year 2000 issue, concerning the inability of certain information systems to properly recognize and process dates containing the year 2000 and beyond. We have established a dedicated Year 2000 team working with operational areas throughout our company, and this team has worked with management to commence the following steps: (i) implementing a Year 2000 Assessment and Testing Plan for all internal information systems and other systems that contain microcontrollers that may be affected by the Year 2000 date change; (ii) implementing a Year 2000 Assessment and Testing Plan for all our products, (iii) communicating with third parties that supply product to us to ensure they are addressing the Year 2000 issue; and (iv) contingency and disaster recovery planning to ensure Year 2000 problem resolution.

     We have completed testing with respect to all of our current products. In addition, we are working with our material vendors and suppliers to gain certification that their products and systems are Year 2000 compliant. We will require our vendors and suppliers to certify the Year 2000 compliance of any equipment or upgrade received by us in the future. Regardless of the Year 2000 compliance of our systems and products, there can be no assurance that we will not be adversely affected by the failure of others to become Year 2000 compliant.

     We estimate that our direct costs for Year 2000 compliance will consist of costs related to the staff time devoted to Year 2000 compliance. We do not expect capital expenditures will be necessary related to Year 2000 compliance. Costs and capital expenditures in these areas have not been material for historical periods.

     Statements in this section that are not historical or current facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the timetable for Year 2000 compliance, our costs and capital expenditures, the success of our efforts and others' efforts to achieve compliance, and the effects of the Year 2000 issue on our future financial condition and results of operations. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results and those presently anticipated or projected. The following important factors, among others, could affect the accuracy of these statements: (i) the inherent uncertainty of the costs and timing of achieving compliance on the wide variety of systems used by us, (ii) the reliance on the efforts of vendors, customers, government agencies and other third parties to achieve adequate compliance and avoid disruption of our business in early 2000 and (iii) the uncertainty of the ultimate costs and consequences of any unanticipated disruption in our business resulting from the failure of one of our applications or of a third party's systems. The foregoing list is not exhaustive, and we disclaim any obligation to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

No Dividends

     We have never paid any cash dividends on our common stock and do not anticipate paying dividends for the foreseeable future.


                                USE OF PROCEEDS

     We are registering the shares of common stock offered by this prospectus for the account of the selling shareholder identified in the section of this prospectus entitled "Selling Shareholder." When the selling shareholder offers and sells his shares of common stock, all of the net proceeds from the sale of the common stock will go to the shareholder. We will not receive any part of the proceeds from the sale of the shares.


                INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Our Bylaws and the statutes of the State of Minnesota require us to indemnify any director, officer, employee or agent who was or is a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, against particular liabilities and expenses incurred in connection with the action, suit or proceeding, except where these people have not acted in good faith or did not reasonably believe that the conduct was in our best interests.

     Insofar as indemnification to our directors, officers or other persons controlling our company for liabilities arising under the Securities Act of 1933, as amended, may be permitted under the provisions of our Bylaws and the statutes of the State of Minnesota, we have been informed by the Securities and Exchange Commission, that this type of indemnification is against public policy and is therefore unenforceable.


                              SELLING SHAREHOLDER

     The selling shareholder is the person listed in the table below who has been issued restricted common stock offered by this prospectus. The selling shareholder will receive all of the net proceeds from the sale of his shares of common stock offered by this prospectus.

     The following table sets forth, as of the date of this prospectus, information regarding the selling shareholder's ownership of our common stock. This offering will not affect (i) the number of shares of common stock or common stock equivalents outstanding or (ii) the number of shares of common stock or percentage of ownership which persons, other than the selling shareholder, beneficially own. Because the selling shareholder may sell all or part of his shares of common stock pursuant to this prospectus and this offering is not being underwritten on a firm commitment basis we cannot estimate the number and percentage of shares of common stock that the selling shareholder will hold at the end of the offering covered by this prospectus.

                                NUMBER OF SHARES
   NAME AND POSITION           OWNED PRIOR TO THE    NUMBER OF SHARES
        WITH US                     OFFERING         BEING REGISTERED
   -----------------           ------------------    ----------------
Michael M. Selzer, Jr.             60,000 (1)             25,000
President, Chief Executive
 Officer and Director

(1) Includes 25,000 shares of restricted stock issued to Mr. Selzer on January 4, 1999.

     Information regarding the selling shareholder's current relationship with us or our predecessors and affiliates and any similar relationships within the past three years is described below.

     Michael M. Selzer, Jr. is our President and Chief Executive Officer and serves as a member of the Board of Directors. Mr. Selzer has served as our President and Chief Executive Officer since December of 1998. Prior to his election to the offices of President and Chief Executive Officer and his election to serve on the Board of Directors, Mr. Selzer did not have any relationship, other than that of a shareholder, with us, our predecessors or our affiliates.


                             PLAN OF DISTRIBUTION

     We issued 25,000 shares of restricted common stock to the selling shareholder on January 4, 1999. The selling shareholder may from time to time offer and sell his shares of common stock offered by this prospectus. We have registered his shares for resale to provide him with freely tradable securities. However, registration does not necessarily mean that he will offer and sell any of his shares.

                           OFFER AND SALE OF SHARES

     The selling shareholder, or his pledgees, donees, transferees or other successors in interest, may offer and sell his shares of common stock in the following manner:

     . on the Nasdaq Stock Market's National Market or other exchanges on which our common stock is traded at the time of sale;

     . in the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price;

     . a block trade in which a broker or dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

     . a broker or dealer may purchase as principal and resell the shares for its own account pursuant to this prospectus;

     .    an exchange distribution in accordance with the rules of the exchange;
          and

     . ordinary brokerage transactions and transactions in which the broker solicits purchasers.

     The selling shareholder may accept and, together with any agent of the selling shareholder, reject in whole or in part any proposed purchase of the shares of common stock offered by this prospectus.


                              BROKERS AND DEALERS

Selling Through Brokers and Dealers

     The selling shareholder may select brokers or dealers to sell his shares of common stock. Brokers or dealers that are chosen by the selling shareholder may arrange for other brokers or dealers to participate in selling the shares. The selling shareholder may give brokers or dealers commissions or discounts in amounts to be negotiated immediately before any sale. In connection with sales, these brokers or dealers, any other participating brokers or dealers, and pledgees, donees, transferees and other successors in interest, may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act of 1933 may be sold under that rule rather than under the rules set out in this document.

Supplemental Prospectus Regarding Material Arrangements

     If and when the selling shareholder notifies us that he has entered into a material arrangement with a broker or dealer for the sale of his shares of common stock offered by this prospectus through a block trade, special offering, exchange or secondary distribution or a purchase by a broker or dealer, we will file a supplemental prospectus, if required, pursuant to Rule 424(c) under the Securities Act of 1933. The supplemental prospectus will provide: (1) the name of the selling shareholder and of the participating broker-dealer(s); (2) the number of shares of common stock involved; (3) the price at which the shares were sold; (4) the commissions paid or discounts or concessions allowed to broker-dealer(s), where applicable; (5) that broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and (6) other facts material to the transaction.

Commissions

     The selling shareholder will pay any sales commissions or other seller's compensation applicable to these transactions.

Compliance with State Securities Laws

     We have not registered or qualified the shares of common stock offered by this prospectus under the laws of any country, other than the United States. In some states, the selling shareholder may not offer or sell his shares of common stock unless (1) we have registered or qualified the shares for sale in the states; or (2) we have complied with an available exemption from registration or qualification. Also, to comply with the securities laws of some states, the selling shareholder can offer and sell his shares of common stock only through registered or licensed brokers or dealers.

Limitations Imposed by Exchange Act Rules and Regulations

     Provisions of the Exchange Act of 1934, as amended, and the related rules and regulations will apply to the selling shareholder and any other person engaged in a distribution of shares of the common stock. These provisions may
(1) limit the timing of purchases and sales of any of the shares of common stock by the selling shareholder or another person; (2) affect the marketability of the stock; and (3) affect the brokers' and dealers' market-making activities with respect to the stock.

Payment of Incidental Expenses

     We will pay substantially all of the expenses related to the registration of the shares of common stock offered by this prospectus. We estimate the expenses to be approximately $8,000.


                                 LEGAL MATTERS

     Our counsel, Lindquist & Vennum, P.L.L.P., Minneapolis, Minnesota will issue an opinion to us regarding specific legal matters in connection with this offering, including the validity of the issuance of the common stock offered by this prospectus.

     You should rely only on the information contained in this document or that which we have referred you to. We have not authorized anyone to provide you with information that is different. We are not offering to sell or to buy the common stock offered in this document to any person unauthorized or prohibited to do so. You should not think that the delivery of this prospectus nor any sale made in connection with this common stock, under any circumstances, implies that the information contained in this document is correct as of any time after the date of this prospectus.

                                    PART II


              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.
------------------------------------------------

     The following documents filed with the Securities and Exchange Commission are hereby incorporated by reference herein:

     (a)  Our Annual Report on Form 10-K for the fiscal year ended June 30,
          1998.

     (b) Amendment No. 1 to our Annual Report on Form 10K/A dated October 28, 1998.

     (c) Our Quarterly Reports on Form 10-Q for the three months ended September 30, 1998 and the three months ended December 31, 1998.

     (d) Our Definitive Proxy Statement dated December 10, 1998 for the Annual Meeting of Shareholders held on January 14, 1999.

     (e) The description of our common stock contained in our registration statement on Form S-3, dated November 10, 1997 (Registration No. 333-38053), including any amendment or report filed for the purpose of updating the description.

     All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of these documents.

Item 4.  Description of Securities.
----------------------------------

     Not applicable.

Item 5.  Interests of Named Experts and Counsel.
-----------------------------------------------

     Not applicable.

Item 6.  Indemnification of Directors and Officers.
--------------------------------------------------

     Our Bylaws and the statutes of the State of Minnesota require us to indemnify any director, officer, employee or agent who was or is a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, against particular liabilities and expenses incurred in connection with the action, suit or proceeding, except where these people have not acted in good faith or did not reasonably believe that the conduct was in our best interests.

     Insofar as indemnification to our directors, officers or other persons controlling our company for liabilities arising under the Securities Act of 1933, as amended, may be permitted under the provisions of our Bylaws and the statutes of the State of Minnesota, we have been informed by the Securities and Exchange Commission, that this type of indemnification is against public policy and is therefore unenforceable.

Item 7.  Exemption from Registration Claimed.
--------------------------------------------

     No exemption is claimed with respect to the shares registered pursuant to the Plan because we have not granted options to purchase shares. The issuance of the options pursuant to the Stock Option Agreement of Michael M. Selzer, Jr. and the issuance of the restricted stock pursuant to the Restricted Stock Agreement of Michael M. Selzer, Jr. were exempt from registration pursuant to
Section 4(2) of the Securities Act of 1933.

Item 8.  Exhibits.
-----------------

   4.1    Amended and Restated Urologix, Inc. 1991 Stock Option Plan
   4.2    Restricted Stock Agreement
   4.3    Stock Option Agreement
   5.1    Opinion and Consent of Lindquist & Vennum P.L.L.P.
   23.1   Consent of Lindquist & Vennum (included in Exhibit 5.1)
   23.2   Consent of Arthur Andersen LLP, independent public accountants

Item 9.  Undertakings.
---------------------

(a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the registration statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification to directors, officers, and controlling persons of the registrant for liabilities arising under the Securities Act of 1933 may be permitted pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission this type of indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by a director, officer, or controlling person connected with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of the issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing on Form S-8 and we have authorized the undersigned to sign this registration statement on our behalf, in the City of Minneapolis, State of Minnesota, on July 22, 1999.

                                    UROLOGIX, INC.


                                    By /s/ Michael M. Selzer, Jr.
                                       ----------------------------------------
                                       Michael M. Selzer, Jr., President and
                                       Chief Executive Officer


                               POWER OF ATTORNEY

     The undersigned officers and directors of Urologix, Inc., hereby constitute and appoint Michael M. Selzer, Jr. and Christopher Geyen, or either of them, with power to act one without the other, our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for us and in our stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below on July 22, 1999 by the following persons in the capacities indicated.

Signature                            Title
---------                            -----

/s/ Mitchell Dann                    Chairman of the Board
--------------------------
    Mitchell Dann

/s/ Michael M. Selzer, Jr.           Director, President and Chief
--------------------------             Executive Officer (principal
    Michael M. Selzer, Jr.             executive officer)

/s/ Christopher Geyen                Vice President, Finance and
--------------------------             Administration
    Christopher Geyen                  (principal accounting officer)

/s/ Buzz Benson                      Director
--------------------------
    Buzz Benson

/s/ Paul A. Laviolette               Director
--------------------------
    Paul A. LaViolette

/s/ Robert Momsen                    Director
--------------------------
    Robert Momsen

/s/ David C. Utz, M.D.               Director
--------------------------
    David C. Utz, M.D.

/s/ Bobby I. Griffin                 Director
--------------------------
    Bobby I. Griffin

/s/ Susan Bartlett Foote             Director
--------------------------
    Susan Bartlett Foote